MEDICUS PHARMA LTD. ANNOUNCES VOTING RESULTS FOLLOWING THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

The Company added Congresswoman Cathy McMorris Rodgers & Ajay Raju, Esq. to the Board of Directors.

Philadelphia, PA - July 23, 2025 - Medicus Pharma Ltd. (NASDAQ: MDCX) ("Medicus" or the "Company") is pleased to announce the voting results of the Company's annual and special meeting (the "Meeting") of shareholders that was held on July 22, 2025, at 10:00 a.m. (Eastern Time), at the law offices of Bennett Jones in Toronto, Ontario. The Company's shareholders passed all the resolutions put before them.

At the Meeting, all eight nominees for the board of directors of the Company were elected, the voting results of which are as follows:

Director	Number of Shares
	For	Withheld
William L. Ashton	10,115,639 (99.832%)	17,036 (0.168%)
Dr. Raza Bokhari	10,115,364 (99.829%)	17,311(0.171%)
Robert J. Ciaruffoli	10,115,639 (99.832%)	17,036 (0.168%)
Barry Fishman	10,115,314 (99.829%)	17,361 (0.171%)
Dr. Larry Kaiser	10,115,169 (99.827%)	17,506 (0.173%)
Dr. Sara R. May	10,115,569 (99.831%)	17,106 (0.169%)
Hon. Cathy McMorris Rodgers	10,115,039 (99.826%)	17,636 (0.174%)
Ajay Raju	10,116,519 (99.841%)	16,156 (0.159%)

"The shareholders of the company are proud to elect and re-elect a balanced, diverse, entrepreneurial and experienced leadership in drug development, good governance, capital markets and mergers & acquisitions" stated Dr. Raza Bokhari, Executive Chairman & CEO "We are honored to welcome the Honorable Cathy McMorris Rodgers and Ajay Raju to the board. Ajay's contributions as a thought leader, opinion maker, and an emerging disruptor in the life sciences and biotech sector in the keystone region are noteworthy; his seed investment of $8M in our pre-IPO round was pivotal to get us off the ground."

Dr. Bokhari also highlighted Congresswoman Rodgers's distinguished record of public service. "Cathy, as a law maker for three decades, broke the glass ceiling to become the first female Chair of the powerful House Committee on Energy & Commerce, where she had jurisdiction over 80% of the U.S. economy, including energy production, telecommunication, internet, interstate commerce, healthcare and Food and Drug Safety." Dr. Bokhari proudly announced, "We couldn't be more fortunate to be Congresswoman's first choice as she sought election as a board member, following her retirement from the U.S. Congress in 2024".

New Board Members

Hon. Cathy McMorris Rodgers

The Honorable Cathy McMorris Rodgers is a trailblazer and dedicated public servant who has spent three decades serving her state and country. She served as the U.S. Representative for Washington's 5th Congressional District from 2004 to 2025. As a high-profile congressional leader, innovative policymaker, and trust-builder, she is regarded as a unifying force and a high-impact leader with a long history of accomplishments. Cathy is people-centric, guided by values, and motivated by a mission.

In 1994, Cathy was appointed to the Washington State House of Representatives; in 2002, her colleagues elected her Republican Leader, the first female House Leader in Washington State. Cathy was elected to Congress in 2004.

In the U.S. Congress, Cathy quickly rose to leadership: in her freshman class, as Conference Vice Chair, and later as Republican Conference Chair, one of the top four House leadership positions. In 2021, she assumed Republican Leadership of the powerful Energy and Commerce Committee (E&C) and Chairmanship of the E&C Committee after the 2022 election. She is the first female Chair since the E&C Committee's founding in 1795.

Gaining national attention in 2014, Cathy authored and delivered the Republican response to President Obama's 2014 State of the Union Address. Cathy frequently appears on major media networks, including Meet the Press, Fox News Sunday, Special Report with Brett Baier, The Lead with Jake Tapper, and ABC Evening News.

Ajay Raju

Mr. Raju is an attorney and a venture capitalist, who is highly involved in the civic interests of his community. His experience includes representation of clients in the structured finance, real estate, capital markets and life sciences/biotech sectors. He currently serves as Chairman and CEO of Raju LLP, managing partner of 215 Capital, and co-founder of Avstera Therapeutics. Ajay holds leadership roles in 16 portfolio companies. He previously served as Chairman and CEO of Dilworth Paxson LLP and as Managing Partner of Reed Smith's Philadelphia office, where he was a member of the Global Executive Committee. Mr. Raju is also the Co-Founder and Chairman of The Germination Project, The Philadelphia Citizen, The Ten Program, Vision 20/20 and The Ark Institute. He serves on several civic boards, including the Philadelphia Museum of Art, Penn Medicine, and the Greater Philadelphia Chamber of Commerce.

Continuing Board Members

Dr. Raza Bokhari

Dr. Raza Bokhari, Executive Chairman and CEO, is a physician turned serial entrepreneur with a track record of successfully aggregating and accelerating life sciences, healthcare services, and pharmaceutical R&D companies.

He previously served as Executive Chairman and CEO of FSD Pharma (Nasdaq: HUGE), where his strategies successfully pivoted the company out of medicinal cannabis and into clinical stage pharmaceutical R&D, a transition marked by a NASDAQ listing in January 2020, and raising nearly $100M institutional capital to fuel growth and expansion.

In addition to his corporate roles, Dr. Bokhari serves as the Vice Chairman of the World Affairs Council of Philadelphia. He is also the founding Director of Pakistan Human Development Foundation, focused on improving basic health, education and infant and mother mortality in his country of origin. He formerly served on the Board of Temple University's Fox School of Business and Management, as Chairman of the Executive Advisory Committee and was a Trustee of the esteemed Franklin Institute and Foreign Policy Research Institute (FPRI).

Dr. Bokhari, through his family foundation, believes in giving back and investing in the community. In recognition of a $1 million gift, he made to his alma mater, Temple University, its Fox Business School named the Innovation & Entrepreneurship Institute Suite in his honor. The school acknowledged Dr. Bokhari in 2018 by naming him a Centennial Honoree, a special collection of entrepreneurs, visionaries, and disruptors who helped shape the Fox School and the business world since 1918.

Dr. Larry Kaiser

Dr. Larry Kaiser is the President & CEO of the College of Physicians of Philadelphia. He was a Managing Director with the Healthcare Industry Group at Alvarez and Marsal from 2020 to 2025. Dr. Kaiser is a world-renowned Cardio-thoracic surgeon, who has authored twenty textbooks and published over 350 peer reviewed research articles. He has also held the positions of President and CEO of the $2.2 billion Temple University Health System and Dean of Temple University's Lewis Katz School of Medicine. Prior to his service at Temple, he was the President of the University of Texas Health Science Center at Houston.

Robert J. Ciaruffoli

Mr. Ciaruffoli is the co-founder, past Chairman and current executive committee member of Broad Street Angels, a 120-member Philadelphia-based angel investor network. Mr. Ciaruffoli is a CPA and served as the Chairman and CEO of the Parente Beard/Baker Tilly accounting and advisory firm from 2000 to 2015. Mr. Ciaruffoli also served on the board of directors and executive committee of Baker Tilly International as it grew from an unranked network to the eighth largest global accounting network.

William L. Ashton

William Ashton is a former Fortune 100 senior executive with over 35 years' experience in the biotechnology and pharmaceutical business. Mr. Ashton retired from a successful career at Amgen Inc. where he served in various positions from 1989, including as Vice President of U.S. Sales, Vice President/General Manager of Corporate Accounts, and Vice President of Government and Commercial Affairs. Mr. Ashton was the Founding Dean and assistant professor at the Mayes College of Healthcare Business and Policy at the University of the Sciences of Philadelphia (now St. Joseph University).

Barry Fishman

Mr. Fishman has almost 25 years of experience as an entrepreneurial business leader and he has held executive leadership roles in branded and generic pharmaceutical companies including Eli Lilly, Taro, Teva, and Merus Labs. Mr. Fishman has significant experience as a public company director and is a past Chair of the Canadian Generic Pharmaceutical Association (CGPA). Mr. Fishman has served as an independent director on high-profile boards, including Aurora Cannabis Inc. and Canopy Growth Corporation.

Dr. Sara R. May

Dr. May is a highly skilled professional with over 10 years of experience managing large-scale commercial and research projects within regulated industries. Dr. May brings a multidisciplinary background in quality assurance and compliance, clinical trial management, environmental consulting, and data analytics. She had direct experience working with regulators, including the FDA, Health Canada and Canada Revenue Agency. She was the President of FV Pharma, a wholly owned subsidiary of FSD Pharma, Inc. (Nasdaq: HUGE) and a member of the board of directors of Cannara Biotech (CSE: LOVE). Dr. May holds a PhD in Evolutionary Genetics from Queen's University.

Other Matters Approved

Shareholders at the meeting also approved (i) the appointment of KPMG LLP as auditors for the Company and the authorization of the board of directors of the Company to fix the auditors' remuneration and terms of engagement; (ii)  an amendment to the Company's by-laws to increase the quorum requirement for the transaction of business at a meeting of shareholders; (iii) the approval in accordance with Nasdaq Rule 5635(d) (the "Nasdaq 20% Rule") of the issuance of common shares of the Company (the "Common Shares") pursuant to the Standby Equity Purchase Agreement, dated February 10, 2025, between the Company and YA II PN, Ltd., which may exceed 20% or more of the Common Shares outstanding at the applicable time and be at a price per share below the minimum price specified by the Nasdaq 20% Rule; and (iv) an amendment to the Company's articles of incorporation increasing the voting threshold required to remove the Chairman of the Board to a vote of at least 75% of the board.

Full details of the foregoing are contained in the Form 8-K, which has been filed on EDGAR at www.sec.gov and the Report of Voting Results for the Meeting, which has been filed on SEDAR+ at www.sedarplus.ca.

For further information contact:

Carolyn Bonner, President

(610) 636-0184

cbonner@medicuspharma.com

Anna Baran-Djokovic, SVP Investor Relations

(305) 615-9162

adjokovic@medicuspharma.com

About Medicus Pharma Ltd.

Medicus Pharma Ltd. (Nasdaq: MDCX) is a biotech/life sciences company focused on accelerating the clinical development programs of novel and disruptive therapeutics assets. The Company is actively engaged in multiple countries, spread over three continents.

SkinJect Inc. a wholly owned subsidiary of Medicus Pharma Ltd, is a development stage, life sciences company focused on commercializing novel, non-invasive treatment for basal cell skin cancer using patented dissolvable microneedle patch to deliver chemotherapeutic agent to eradicate tumors cells. The Company completed a phase 1 safety & tolerability study (SKNJCT-001) in March of 2021, which met its primary objective of safety and tolerability; the study also describes the efficacy of the investigational product D-MNA, with six (6) participants experiencing complete response on histological examination of the resected lesion. The Company is currently conducting a randomized, controlled, double-blind, multicenter clinical study (SKNJCT-003) in the United States and Europe. The Company has also commenced a randomized, controlled, double-blind, multicenter clinical study (SKNJCT-004) in UAE.

In June 2025, the Company announced its entry into a definitive agreement to acquire Antev, a UK-based late clinical stage biotech company, developing Teverelix, a next generation GnRH antagonist, as a first in market product for cardiovascular high-risk advanced prostate cancer patients and patients with first acute urinary retention relapse (AURr) episodes due to enlarged prostate. The transaction with Antev is subject to the fulfillment of certain closing conditions, including obtaining Antev shareholder approval and other applicable corporate, regulatory and third-party approvals. No assurances can be given that the parties will successfully close the proposed transaction on the terms or timeframe currently contemplated or at all..

Cautionary Notice on Forward-Looking Statements

Certain information in this news release constitutes "forward-looking information" under applicable securities laws. "Forward-looking information" is defined as disclosure regarding possible events, conditions or financial performance that is based on assumptions about future economic conditions and courses of action and includes, without limitation, statements regarding the Company's aim to fast-track the clinical development program and convert the SKNJCT-003 exploratory clinical trial into a pivotal clinical trial, and approval from the FDA and the timing thereof, the commencement of the SKNJCT-004 study and the potential results of and benefits of such study, the Antev transaction, including the closing of the transaction or the timing thereof, the potential benefits of the Antev transaction, if consummated, including plans and expectations concerning, and future outcomes relating to, the development, advancement and commercialization of Teverelix, and the potential market opportunities related thereto. Forward-looking statements are often but not always, identified by the use of such terms as "may", "on track", "aim", "might", "will", "will likely result", "would", "should", "estimate", "plan", "project", "forecast", "intend", "expect", "anticipate", "believe", "seek", "continue", "target" or the negative and/or inverse of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including those risk factors described in the Company's public filings on EDGAR and on SEDAR+, which may impact, among other things, the trading price and liquidity of the Company's common shares. Forward-looking statements contained in this news release are expressly qualified by this cautionary statement and reflect our expectations as of the date hereof and thus are subject to change thereafter. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Readers are cautioned that the foregoing list is not exhaustive, and readers are encouraged to review the Company's long form prospectus accessible on the Company's profile on EDGAR at www.sec.gov and on SEDAR+ at www.sedarplus.ca . Readers are further cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated.